Exhibit 4.7


          Agreement to Furnish Copy of Modification Agreement

                            September 25, 1996


      Pursuant to Item 601(b)(4)(3)(A) of Regulation S-K, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of the Modification Agreement, dated April 1, 1996, to the Loan Agreement dated March 1, 1995 with First Union National Bank of Virginia.




                         WLR FOODS, INC.

                         By:  _/S/ Robert T. Ritter_________
                                  ROBERT T. RITTER

                         Its: Chief Financial Officer

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